                                                                   EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                   THE RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        MAXIM INTEGRATED PRODUCTS, INC.


        John F. Gifford and Anthony C. Gilbert each hereby certifies that:


        1. They are the President and Secretary, respectively, of Maxim Integrated Products, Inc., a Delaware corporation, the original Restated Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on September 20, 1995.

        2. Section A. of Article Fourth of the Restated Certificate of Incorporation of this Corporation shall be amended to read in its entirety as follows:

                "A.  The Corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock," and referred to herein as Common Stock and either Preferred Stock or Preferred Shares, respectively. The total number of shares of all classes of stock which the Corporation has the authority to issue is 122,000,000 shares. The number of shares of Common Stock which the Corporation is authorized to issue is 120,000,000, and the number of shares of Preferred Stock which the Corporation is authorized to issue is 2,000,000. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $0.001."

        3. This Certificate of Amendment of the Restated Certificate of Incorporation has been duly adopted by the Board of Directors of this Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        4. This Certificate of Amendment of Certificate of Incorporation has been duly approved, in accordance with Section 242 of the General Corporation Law of the State of Delaware, by a majority of the outstanding shares of Common Stock entitled to vote thereon as a class.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of the Restated Certificate of Incorporation this 28th day of November, 1995.



                                        /s/ John F. Gifford
                                        ----------------------------------------
                                        JOHN F. GIFFORD, PRESIDENT

ATTEST:



/s/ Anthony C. Gilbert
------------------------------------
Anthony C. Gilbert, Secretary